EXHIBIT 2.1

                                                                EXECUTION COPY


                            FIRST AMENDMENT TO THE
                           ASSET PURCHASE AGREEMENT


          THIS FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this "Amendment"), is dated as of March 31, 2004, by and among General Electric Capital Corporation, a Delaware corporation ("GE"), IKON Office Solutions, Inc., an Ohio corporation ("IKON"), in its own capacity and as successor by merger to IOS Capital, LLC, a Delaware limited liability company ("IOS Capital"):

                                   RECITALS

          WHEREAS, the parties hereto have entered into that certain Asset Purchase Agreement, dated as of December 10, 2003, by and between GE, IKON and IOS Capital (the "Purchase Agreement"); and

          WHEREAS, the parties hereto desire to amend the Purchase Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and of the mutual covenants and agreements set forth herein and in the Purchase Agreement, the parties intending to be legally bound hereby agree as follows:

     1. DEFINITIONS. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Purchase Agreement.

     2. AMENDMENT TO THE PURCHASE AGREEMENT.

          (a) Section 2.05 of the Purchase Agreement is hereby amended by deleting such section in its entirety and replacing it as follows:

          Section 2.05. SETTLEMENT PAYMENTS. (a) Without prejudicing in any manner the rights or obligations of the parties pursuant to Section 5.05 (including the preparation of the Final Adjusted Closing Date Schedule, the settlement of the Purchase Price in accordance with Section 2.05(b) and the dispute resolution procedures in respect of the Draft Closing Statements and the Final Closing Statements in accordance with Section 5.05(a)(iv) and Section 5.05(b)), within two (2) Business Days following the date of the delivery by the Purchaser of the Interim Balance Sheet pursuant to Section 5.05(a)(iii), the following amounts shall be paid, by wire transfer of immediately available funds, to an account designated in writing prior to such payment date by the recipient thereof to the party required to make such payment:


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                    (i) if the Interim Purchase Price exceeds the Initial
               Payment, the Purchaser shall (and/or shall cause the applicable Acquiring Entity to) pay to the Seller the absolute value of the amount of such excess, together with accrued interest thereon, calculated at the Settlement Rate as from time to time in effect, for the period from the Closing Date to and including the date upon which such payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be); and

                    (ii) if the Initial Payment exceeds the Interim Purchase
               Price, the Seller shall pay, or shall cause to be paid, to the Purchaser (and/or one or more Acquiring Entities, as directed by the Purchaser) the absolute value of the amount of such excess, together with accrued interest thereon, calculated at the Settlement Rate as from time to time in effect, for the period from the Closing Date to and including the date upon which such payment is made (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be);

          provided, however, that notwithstanding any provision of Section 5.05, any disputes in respect of the preparation of the draft Closing Date Schedule, the Interim Balance Sheet or the calculation of the Interim Purchase Price and any proposals for adjustments to any of the foregoing shall be reserved (and not waived) by the parties and deferred until the conclusion of the settlement in accordance with this Section 2.05(a) and the delivery of the draft of the audited Closing Date Schedule.

               (b) In the event the parties settle certain amounts in accordance with Section 2.05(a), then on the Settlement Date, the following amounts shall be paid, by wire transfer of immediately available funds, to an account designated in writing prior to the Settlement Date by the recipient thereof to the party required to make such payment:

                    (i) if the Purchase Price exceeds the Interim Purchase
               Price, the Purchaser shall (and/or shall cause the applicable Acquiring Entity to) pay to the Seller an amount equal to the absolute value of the amount of such excess, together with accrued interest thereon, calculated at the Settlement Rate as from time to time in effect, for the period from the Closing Date to and including the Settlement Date (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be); or

                    (ii) if the Interim Purchase Price exceeds the Purchase
               Price, the Seller shall pay to the Purchaser (and/or one or more Acquiring Entities, as directed by the Purchaser) an amount equal to the absolute value of the amount of such excess, together with accrued interest thereon, calculated at the Settlement Rate as from time to time in effect, for the

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               period from the Closing Date to and including the Settlement
               Date (calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be).

          (c) In the event the parties do not settle any amounts in accordance with Section 2.05(a), then on the Settlement Date, the following amounts shall be paid, by wire transfer of immediately available funds, to an account designated in writing prior to the Settlement Date by the recipient thereof to the party required to make such payment:

               (i) if the Purchase Price exceeds the Interim Purchase Price, the Purchaser shall (and/or shall cause the applicable Acquiring Entity to) pay to the Seller an amount equal to the Settlement Payment plus the Settlement Interest in respect thereof; or

               (ii) if the Initial Payment exceeds the Purchase Price, the Seller shall pay to the Purchaser (and/or one or more Acquiring Entities, as directed by the Purchaser) an amount equal to the Settlement Payment plus the Settlement Interest in respect thereof."

          (b) Section 5.01(d) of the Purchase Agreement is hereby amended by deleting the proviso in its entirety and restating it as follows:

          "provided, however, that nothing contained in this Agreement shall prohibit (A) any Seller Entity from granting Encumbrances to secure borrowings that will be repaid at or prior to Closing or (B) any Seller Entity from complying with each Non-Purchased Securitization Document or continuing each Securitization Transaction in effect on the date hereof in compliance with such Securitization Documents in effect on the date hereof, subject to the satisfaction of the condition set forth in Section 6.01(l), in each case, in the ordinary course of business consistent with past practices."

          (c) Section 5.03(c) of the Purchase Agreement is hereby amended by deleting the last two sentences thereof and replacing them with the following:

          "The Seller or the Purchaser, as the case may be, shall retain in its possession all Tax Returns and tax records, relating to the Purchased Assets, held by such party immediately after the Closing that might be relevant to any Taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, the Seller or the Purchaser, as the case may be, may dispose of such materials; provided, however, that prior to such disposition the Seller or the Purchaser, as the case may be, shall give the other party a reasonable opportunity to take possession of such materials, at such other party's expense."


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          (d) Section 5.05(a)(iii) of the Purchase Agreement is hereby amended by deleting the first sentence and replacing it as follows:

     "Concurrently with the preparation and delivery to the Purchaser's Accountants, the Seller and the Seller's Accountants of the draft Closing Date Schedule, the Purchaser shall, or shall cause the Purchaser's Accountants to, prepare and deliver to the Purchaser or the Purchaser's Accountants, as applicable, the Seller and the Seller's Accountants, a draft of the adjusted Closing Date Schedule that reflects the Special Adjustments (the "Interim Balance Sheet").".

(e) Section 5.20 of the Purchase Agreement is hereby amended by deleting the words "setting forth the Portfolio Information as of the Closing Date".

          (f) Section 5.22 of the Purchase Agreement is hereby amended by deleting such section in its entirety and replacing as follows:

               Section 5.22. GE Facility. At the Closing, subject to the obligation to reflect on the Final Adjusted Closing Date Schedule in accordance with the Accounting Principles an accrued liability in an amount equal to the outstanding balance of the GE Facility as of the Closing Date, the GE Facility shall be deemed paid in full and terminated in accordance with its terms.

          (g) The definition of "Assumed Liabilities" in Exhibit A to the Purchase Agreement is hereby amended by deleting the comma that appears before the word "(iv)" and replacing it with the word "and".

          (h) The definition of "Assumed Liabilities" in Exhibit A to the Purchase Agreement is hereby further amended by deleting the word "and" prior to subsection (v) and deleting subsection (v) in its entirety.

          (i) The definition of "Excluded Assets" in Exhibit A to the Purchase Agreement is hereby amended by deleting the clause "(viii) all Old Facility Management Contracts, other than the right to receive the equipment lease rental payments pursuant thereto and set forth on the Final Adjusted Closing Date Schedule and the right, title and interest in and to the equipment subject thereto" in its entirety and replacing it with "(viii) all Old Facility Management Contracts, other than the right to receive the equipment lease rental payments, including Equipment Sales Tax Payments, CPI Charges, Administration Fees, Late Charges and the Uplift Payments, payments made in connection with the exercise by an Obligor of any right to purchase equipment related thereto, Insurance Proceeds, equipment casualty payments by the related Obligor, Obligor indemnity payments in respect of any of the foregoing or in respect of the equipment related to any such Old Facility Management Contract, in each case, due to the lessor pursuant thereto and the right, title and interest in and to the equipment subject thereto".


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          (j) The definition of "Excluded Assets" in Exhibit A to the Purchase
Agreement is hereby further amended by deleting the word "and" that appears before the word "(xx)" and replacing it with a comma.

          (k) The definition of "Excluded Assets" in Exhibit A to the Purchase Agreement is hereby further amended by deleting the period at the end of such definition and replacing it with the following:

     "(xxi) any equipment in respect of a Financing Contract that is cancelled or terminated prior to the Closing and is not in automatic renewal in accordance with its terms on the Closing, (xxii) any Financing Contract in automatic renewal that has been in automatic renewal for 120 days prior to the Closing Date in respect of which the related Obligor did not make any payment thereon for 120 days following the term end date of such Financing Contract and (xxiii) the Financing Contracts set forth on
     Schedule 1.01(o)."

          (l) The definition of "Excluded Liabilities" in Exhibit A to the Purchase Agreement is hereby amended by deleting clause (ii)(7) thereof and replacing it with the language set forth on Annex 6 hereto.

          (m) The definition of "Financing Contract" in Exhibit A to the Purchase Agreement is hereby amended by deleting the proviso in its entirety and restating it as follows:

          "provided, however, that "Financing Contract" shall (A) include any right under the Old Facilities Management Agreements to receive the equipment lease or rental payment and all related payments due thereunder and (B) not include any Non-Purchased Securitization Document, Securitization Document, Conduit Facilities Document or Syndication Agreement."

          (n) The definition of "Program Documentation" in Exhibit A to the Purchase Agreement is hereby deleted in its entirety and restated as follows:

                   "Program Documentation" shall mean the Program Agreement and each of the documents and agreements set forth on Schedule 1.01(m) hereto.

          (o) The definition of "Purchased Assets" in Exhibit A to the Purchase Agreement is hereby deleted in its entirety and restated as follows:

                   "Purchased Assets" shall mean (i) all of the assets, Properties, contracts or claims of any kind or description (whether tangible or intangible, real, personal or mixed) of IOS Capital (immediately prior to the Pre-Closing Merger) (including all Purchased Financing Contracts, the Backlog, Credit Enhancements and Portfolio Property held by IOS

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          Capital and all Capital Stock of the ABS Entities immediately prior to the Pre-Closing Merger), (ii) the right to receive any payments from an Obligor in respect of any Purchased Financing Contract or Old Facilities Management Contract that has reached maturity on or prior to the Closing Date and the residual in respect thereof has been reduced on the books and records of IOS Capital to $0 (including any payments received by any Party in respect thereof and the right, title and interest in and to the equipment subject thereto), (iii) the Specified IKON Assets and (iv) restricted cash in respect of the ABS Entities; provided, however, that in no event shall the Purchased Assets include any Excluded Assets.

          (p) The definition of "Special Adjustments" in Exhibit A to the Purchase Agreement is hereby further amended by deleting the word "and" that appears before the word "(ix)" and replacing it with a comma.

          (q) The definition of "Special Adjustments" in Exhibit A to the Purchase Agreement is hereby further amended by deleting the period at the end of such definition and replacing it with the following:

         "and (x) remove any accrual for leases that have not been funded as of the Closing Date and are reflected on the books and records of IOS Capital as "accrued leases"."

          (r) The following definitions are hereby inserted into Exhibit A to the Purchase Agreement in their proper alphabetical order:

                   "Interim Purchase Price" shall mean an amount equal to (i) the aggregate amount of the Purchased Assets minus (ii) the aggregate amount of the Assumed Liabilities, in each case as reflected on the Interim Balance Sheet plus (iii) the Additional Amount. "Late Charges" shall have the meaning set forth in the Program Agreement.

                   "Program Agreement" shall mean the Program Agreement among IKON, GE and GE Capital Information Technology Solutions, Inc., dated March 31, 2004.

                   "Sales Tax Payments" shall have the meaning set forth in the Program Agreement.

                   "Uplift Payments" shall have the meaning set forth in the Program Agreement.

          (s) Section 3.03 in Exhibit B to the Purchase Agreement is hereby amended by deleting clause (iii) thereof and replacing it with the following:

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          "(iii) any contract required to be set forth on Schedule 3.12(b) to which any IKON Party or any ABS Entity is a party (including any Syndication Agreement and any servicing agreement related thereto, in respect of which GE shall provide subservicing for IKON pursuant to the Program Documentation) or to which such IKON Party or such ABS Entity or any of its Properties are subject (including any Purchased Asset)."

          (t) Paragraph (d)(1) of Exhibit H to the Purchase Agreement is hereby amended by adding the following sentence at the end of such paragraph:

          "The Seller shall allow any Transferred Employee that has outstanding as of the Closing a qualified 401(k) plan "participation" loan in the Seller's 401(k) plan the option to continue to amortize such loan following the Closing in accordance with the Seller's 401(k) plan requirements and shall provide each such Transferred Employee that elects to continue such amortization with payment options and loan servicing that shall prevent the occurrence of a withdrawal event under such plan other than from the failure of such Transferred Employee to make timely payments in respect of such loan."

          (u) Paragraph (f) of Exhibit H to the Purchase Agreement is hereby amended by deleting the last sentence of subsection (f)(2).

          (v) Paragraph (f) of Exhibit H to the Purchase Agreement is hereby further amended by adding the following subsection:

          " (4) The Seller shall pay no later than ten (10) Business Days following the Closing to each Transferred Employee eligible for a monthly or quarterly bonus under the Seller's bonus policies and program the bonus payment earned by such Transferred Employee for the IOS Capital fiscal quarter ending March 31, 2004. On the date that is no later than the date Seller pays its current employees any annual bonus payments, Seller shall pay each Transferred Employee who is (x) eligible for annual bonus under the Seller's bonus policies and program and (y) an employee of the Purchaser or its Affiliates on such payment date an amount equal to 50% of the annual bonus amount earned by such Transferred Employee as if such Transferred Employee had remained an employee of the Seller through September 30, 2004. Such annual bonus amount shall be calculated on the Seller's bonus policies and program in effect prior to the Closing Date and shall be based on (A) salaries in effect on the Closing Date and (B) equally on the financial performance metrics set forth in such programs and policies for (i) IOS Capital through the Closing Date and (ii) IKON through September 30, 2004, unless an alternate bonus calculation is prescribed by the current terms of employment of any such Transferred Employee."

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          (w) Paragraph (j) of Exhibit H to the Purchase Agreement is hereby amended by adding the following sentence at the end of such paragraph:

          "The Seller shall deliver to the Purchaser at the Closing copies of all employment files and records in respect of each Transferred Employee and, following the Closing, the Seller shall provide the Purchaser access to the facilities of the Seller such that the Purchaser shall have access to the original of such employment files and records; provided, however, the Seller shall not be obligated to disclose to the Purchaser any medical or other records pertaining to any Transferred Employee that the Seller or IOS Capital is required by Law to keep confidential."

          (x) Exhibit H to the Purchase Agreement is hereby amended by adding the following paragraph following new paragraph:

               (k) On the closing of the transactions contemplated by that certain Asset Purchase Agreement between Heller Financial Canada, an Ontario partnership, and IKON Office Solutions, Inc., an Ontario corporation, dated as of the date hereof, GE or its Affiliates shall offer to employ the employees set forth on Schedule 1.01(n) in accordance with paragraph (a)(2) or (a)(3), as applicable. Any such employees that accept such offer of employment shall be employed by GE or its Affiliates on terms consistent with the terms set forth in this Exhibit H in respect of any similarly situated Transferred Employee.

          (y) Exhibit K to the Purchase Agreement is hereby amended and restated in its entirety in the form of Annex 1 hereto.

          (z) Schedule 1.01(j) to the Purchase Agreement is hereby amended and restated in its entirety in the form of Annex 2 hereto.


          (aa) A new Schedule 1.01(m) is hereby added to the Purchase Agreement in the form of Annex 3 hereto.

          (bb) A new Schedule 1.01(n) is hereby added to the Purchase Agreement in the form of Annex 4 hereto.

          (cc) A new Schedule 1.01(o) is hereby added to the Purchase Agreement in the form of Annex 5 hereto.


     3. Effect on the Purchase Agreement.

          (a) On and after the date hereof, each reference in the Purchase Agreement to "this Agreement", "herein", "hereof", "hereunder" or words of similar import shall mean and be a reference to the Purchase Agreement as amended hereby.

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          (b) Except as specifically amended by this Amendment, the Purchase
Agreement shall remain in full force and effect and the Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

          4. GOVERNING LAW. This Amendment and the legal relations between the parties hereto arising hereunder shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without regard to the principles regarding the choice of Law.

          5. HEADINGS. The headings and captions in this Amendment are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

          6. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties hereto.


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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed on its behalf by its officers or representatives thereunto duly authorized, as of the date first above written.

                               GENERAL ELECTRIC CAPITAL
                               CORPORATION

                               By:
                                    -------------------------------------------
                                    Name:
                                    Title:



                               IKON OFFICE SOLUTIONS, INC.

                               By:
                                    -------------------------------------------
                                    Name:
                                    Title: